                                                                   EXHIBIT 10.45

                               AUTO-GRAPHICS, INC.
                               3201 Temple Avenue
                               Pomona, California

                               April 28, 2000

Via Personal Delivery

Mr. Michael Skiles
c/o AUTO-GRAPHICS, INC.
3201 Temple Ave.
Pomona, CA

        Re: Auto-Graphics, Inc.

Dear Mike:

          This letter will serve as Auto-Graphics, Inc.'s (the "Company") offer of employment to you. If accepted by you, the offer and your acceptance, are still subject to completion to the Company's satisfaction of certain remaining "due diligence" regarding such employment including without limitation contacting your prior employment references and such other background inquiry as the Company deems appropriate under the circumstances.

        Position/Title:       President of Auto-Graphics, Inc. (the "Company")

        Starting Date:        No later than June 5, 2000, and earlier if
                              convenient (as discussed, it would be helpful if you participate in some or all of the upcoming trip by Cope/Flores to see A-G customers on the East Coast and it is suggested that you attempt to participate in Company matters on an informal basis as soon as possible in an effort to expedite your "hands on" involvement with Company business at the actual "starting date"

        Responsibilities:     Senior officer in charge of and with day-to-day
                              responsibility for managing A-G's library services and LibraryCard businesses and corporate staff, and supervisorial responsibility for the Company's other operating subsidiaries, reporting to the Company's Board of Directors (and particularly
                              Robert Cope in his position as Chairman of the Board of Directors. Of particular importance is the development of a going forward company wide strategic and general "business plan" including operating/capital budgets for review, consideration and approval by the Board of Directors during the 60-120 period following actual commencement of your employment with the Company, and the regular/periodic (no less frequently than annually) updating/review/approval of such going forward plan(s)

        Compensation:         Salary - at the rate of $165,000 per year

                              Bonus - you will be eligible for year-end and/or
other performance bonuses based upon your contribution to the Company to be determined from time to time in the sole discretion and election of the Company's Board of Directors

        Stock Opportunities: (i) you will be provided the opportunity to purchase up to 15,000 shares of the Company's (restricted) Common Stock at $2.50 per share cash subject to the same one-third (5,000 shares) at the end of one year and two-thirds (10,000 shares) at the end of two years "vesting" periods provided for in the ensuing subparagraph, (ii) and, subject to approval of the Company's proposed new qualified stock option ("ISO") plan at the Company's upcoming annual meeting of stockholders, you will be granted 5-year options to purchase for cash 75,000 shares of the Company's (restricted) Common Stock at the then fair market value of such stock at the date of grant under the proposed plan which options will "vest" (perfecting your right to actually exercise the option and purchase such shares of stock) 25,000 shares at the end of the 1st year following the date of grant and 50,000 shares at the end of the 2nd year following the date of grant (also see "Nature of Employment" relationship" herein relating to the Company's "at will" employment discretion/right of termination and possible effect on the "vesting" of the foregoing stock opportunities and the loss of your opportunities/benefits in respect thereof if the Company exercises its rights under such "at will" employment relationship).

        Vacation: You will be entitled to a paid vacation at the rate of five
        (5) weeks per calendar year to be prorated for the first year

        Moving Expenses: The Company will reimburse you for your moving expenses (from New York to the Los Angeles area) up to $8,500


        Benefits Package: Standard Company package per the Company's Employee Handbook, to be provided, as in effect from time to time

        Nature of Employment: "At will" employment relationship whereby the Company reserves the right to terminate the employment relationship in its discretion (with or without cause) upon reasonable notice and subject to the severance benefits provided for in the Company's Employee Handbook as in effect from time to time (and stock opportunities and rights referenced herein are likewise subject to and conditioned upon such "at will" employment relationship continuing at the Company's discretion during the periods of time referenced herein)

        Termination Benefit: If your employment is terminated by the Company for any reason other than "for cause" anytime prior to the one year anniversary of the commencement of such employment, you will receive, in addition to whatever other benefits might apply per the Employee Handbook, a termination/relocation benefit payment of $35,000

        If the foregoing terms/conditions are acceptable to you, subject to the completion of the Company's "due diligence" within seven (7) business days from the date of the return of this letter, please sign, date and return a copy of this letter.We look forward to a productive and rewarding relationship.


                                       Very truly yours,


OFFER ACCEPTED AS PRESENTED







------------------------------
Michael Skiles

Dated:  April ___, 2000